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Exhibit 10.2

Amended and Restated Employment
Agreement for Michael A. Mussallem

Edwards Lifesciences Corporation

March 30, 2009

 Amended and Restated Employment Agreement
for Michael A. Mussallem
Edwards Lifesciences Corporation

        This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Restated Agreement") is made, entered into, and is effective as of the 30th day of March 2009 (the "Effective Date"), by and between Edwards Lifesciences Corporation, a Delaware corporation (the "Company"), and Michael A. Mussallem (the "Executive").

        WHEREAS, the Executive possesses considerable experience and knowledge of the business and affairs of the Company concerning its policies, methods, personnel, and operations; and

        WHEREAS, the Executive has demonstrated unique qualifications to act in an executive capacity for the Company; and

        WHEREAS, the Company is desirous of assuring the continued employment of the Executive as Chief Executive Officer ("CEO"), and the Executive is desirous of having such assurances; and

        WHEREAS, the Company and the Executive are currently parties to that certain Amended and Restated Employment Agreement dated November 13, 2008 (the "Prior Employment Agreement") and desire to amend and restate the terms and conditions of the Prior Employment Agreement to reflect certain changes to the severance benefits payable to the Executive and to continue the Executive's employment with the Company upon those amended and restated terms and conditions; and

        WHEREAS, by executing this Restated Agreement, the Executive and the Company hereby agree that this Restated Agreement shall supersede any prior employment arrangement or severance benefits set forth in the Prior Employment Agreement.

        NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Article 1. Definitions

        As used in this Restated Agreement, unless the context expressly indicates otherwise, the following terms have the following meanings:

        1.1   "Base Salary" means, at any time, the then-regular annual rate of pay which the Executive is receiving as annual salary, excluding amounts: (i) designated by the Company as payment toward reimbursement of expenses or (ii) received under short-term or long-term incentive or other bonus plans, regardless of whether or not the amounts are deferred.

        1.2   "Board" means the Board of Directors of the Company.

        1.3   "Cause" shall be determined solely by the Board in the exercise of good faith and reasonable judgment, and shall mean the occurrence of either of the following:

  (i)
  The Executive's willfully engaging in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; or

  (ii)
  The Executive's conviction of a felony.

        However, no act or failure to act on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the action or omission was in the best interest of the Company.

        1.4   "Change in Control" has the same meaning as in the Severance Agreement.

        1.5   "Code" means the Internal Revenue Code of 1986, as amended.

        1.6   "Disability" shall have the meaning ascribed to such term in the Executive's governing long-term disability plan, or if no such plan exists, it shall have the meaning ascribed to such term in the Executive's governing long-term disability plan in effect as of the Effective Date.

        1.7   "Employment Term" means the original or extended term of employment of this Restated Agreement as provided in Article 2 herein.

        1.8   "Retirement" means any voluntary termination of the Executive's employment after age fifty-five (55), provided that the Executive has at least a combined ten (10) years of service with the Company and Baxter International, Inc. The Executive's number of years of service with the Company and Baxter International, Inc. shall be determined by calculating the number of complete twelve-month (12) periods of employment from the Executive's original date of hire with Baxter International, Inc. to the Executive's date of voluntary employment termination.

        1.9   "Separation from Service" means the Executive's separation from service as determined in accordance with Code Section 409A and the applicable standards of the Treasury Regulations issued thereunder.

        1.10 "Severance Agreement" means the Amended and Restated Chief Executive Officer Change in Control Severance Agreement as amended and restated as of March 30, 2009 between the Company and the Executive, as amended, or any successor agreement thereto.

        1.11 "Severance Payments" means the payments designated as such in Section 4.3 herein and that may be provided to the Executive pursuant to such section.

        1.12 "Subsidiary" means a corporation, company, or other entity: (i) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are; or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, or unincorporated association), but more than fifty percent (50%) of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

Article 2. Term of Employment Agreement

        This Restated Agreement will commence on the Effective Date first written above, and shall continue in effect until December 31, 2009. Thereafter, this Restated Agreement shall be extended automatically for successive one (1) year terms, unless the Company otherwise notifies the Executive in writing 180 days prior to the occurrence of such automatic extension. In the case where the Company properly notifies the Executive that the Restated Agreement will no longer be extended, the Restated Agreement will terminate at the end of the term, or extended term, then in progress.

        However, in the event a Change in Control occurs during the original or any extended term, this Restated Agreement will remain in effect for twenty-four (24) months beyond the month in which such Change in Control occurred.

Article 3. Employment Duties and Compensation

        3.1    Employment Duties.    During the Employment Term, the Executive shall serve as CEO of the Company. In his capacity as CEO of the Company, the Executive shall report directly to the Board and shall maintain the level of duties and responsibilities as in effect on the Effective Date, or such higher level of duties and responsibilities as he may be assigned during the Employment Term. In his capacity as CEO, the Executive shall have the same status, privileges, and responsibilities normally inherent in such capacity in corporations of similar size and character to the Company.

        In addition, during the Employment Term, the Executive shall be entitled to the benefits listed in Sections 3.2 through 3.8 herein and be subject to the covenants contained in Section 3.9.

        3.2    Base Salary.    The Company shall pay the Executive an annual Base Salary of at least eight hundred thousand dollars ($800,000) during the Employment Term. The Executive's Base Salary shall be paid in substantially equal installments throughout the year, consistent with the normal payroll practices of the Company. Further, the Base Salary shall be reviewed at least annually following the Effective Date of this Restated Agreement to ascertain whether, in the sole judgment of the Board or the Board's designee, such Base Salary should be changed. If so changed, the Base Salary as stated above shall, likewise, be increased for all purposes of this Restated Agreement.

        3.3    Annual Bonus.    Subject to Section 3.10, the Company shall provide the Executive with the opportunity to earn an annual cash bonus at a level which is in line with the Company's then current compensation philosophies and the then current opportunities provided to other top executives at the Company, and commensurate with the business opportunities and direction of the Company at the time, as determined by the Board or the Board's designee.

        3.4    Long-Term Incentives Including Stock Options.    Subject to section 3.10, the Company shall provide the Executive the opportunity to earn a long-term performance incentive award and/or stock options pursuant to the Company's Long-Term Stock Incentive Compensation Program (as amended, or any successor plans thereto) at a level which is in line with the Company's current compensation philosophies and the opportunities provided to other top executives at the Company, and commensurate with the business opportunities and direction of the Company at the time, as determined by the Board or the Board's designee.

        3.5    Retirement Benefits.    Subject to Section 3.10, the Company shall provide the Executive with participation in all tax qualified retirement plans in effect from time to time, including, but not limited to, the Company's 401(k) Savings and Investment Plan (as amended, or any successor plans thereto), subject to the eligibility and participation requirements of each plan.

        In addition, also subject to Section 3.10, the Company shall provide the Executive with participation in all existing nonqualified retirement plans, in effect from time to time including, but not limited to, the Edwards Lifesciences Executive Deferred Compensation Plan (as amended, or any successor plans thereto).

        3.6    Employee Benefits.    Subject to Section 3.10 and as otherwise provided within the provisions of each of the respective plans, the Company shall provide to the Executive all benefits other employees of the Company are entitled to receive, in accordance with the terms and conditions of any policies or plans applicable to such benefits. Such benefits shall include, but not be limited to, group term life insurance, health insurance, short- and long-term disability insurance and vacation.

        The Executive shall be entitled to the number of weeks of paid vacation per year provided to other top Company executives and in line with competitive market practices for comparably situated executives, but in no event less than five (5) weeks per year.

        The Executive shall likewise participate in any additional benefits as may be established during the Employment Term, by standard written policy of the Company

        3.7    Perquisites.    Subject to Section 3.10, the Company shall provide to the Executive all perquisites that other executives of the Company generally are entitled to receive, and such other perquisites, which are available generally to top executives with the Company and that are suitable to the character of the Executive's position with the Company and adequate for the performance of his duties hereunder. In addition, the Company shall provide the Executive with a monthly car allowance of one thousand one hundred dollars ($1,100), a home security system, and annual membership at two (2) country clubs of the Executive's choice. The car allowance shall be paid on the last payroll date each month in accordance with the Company's normal payroll practices. The Executive must submit to the Company receipts and other details of each expense for a home security system and club membership in the form required by the Company within 60 days after the later of (i) the Executive's incurrence of such expense or (ii) the Executive's receipt of the invoice for such expense. If such expense qualifies for reimbursement, then the Company shall reimburse the Executive the expense within 30 days thereafter. In no event will such expense be reimbursed after the close of the calendar year following the calendar year in which that expense is incurred. The amount of reimbursements (or in-kind benefits) to which the Executive may become entitled in any one calendar year shall not affect the amount of expenses eligible for reimbursement (or in-kind benefits to be provided to the Executive) hereunder in any other calendar year. The Executive's right to reimbursement (or in-kind benefits) cannot be liquidated or exchanged for any other benefit or payment.

        3.8    Expenses.    The Company shall reimburse the Executive, for all ordinary and necessary expenses in a reasonable amount which the Executive incurs in performing his duties under this Restated Agreement including, but not limited to, travel (including, but not limited to, the cost of chartering a private aircraft when reasonably necessary for Company business), entertainment, professional dues and subscriptions, and all dues, fees, and expenses associated with membership in various professional, business, and civic associations and societies of which the Executive's participation is in the best interests of the Company as determined in good faith by the Executive. The Executive must submit to the Company receipts and other details of each such expense in the form required by the Company within 60 days after the later of (i) the Executive's incurrence of such expense or (ii) the Executive's receipt of the invoice for such expense. If such expense qualifies for reimbursement, then the Company shall reimburse the Executive the expense within 30 days thereafter. In no event will such expense be reimbursed after the close of the calendar year following the calendar year in which that expense is incurred. The amount of reimbursements (or in-kind benefits) to which the Executive may become entitled in any one calendar year shall not affect the amount of expenses eligible for reimbursement (or in-kind benefits to be provided to the Executive) hereunder in any other calendar year. The Executive's right to reimbursement (or in-kind benefits) cannot be liquidated or exchanged for any other benefit or payment.

        3.9    Standard of Care.    During the Employment Term, the Executive agrees to devote substantially all of his time, attention, and energies to the Company's business and shall not be engaged in any other business activity, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage. However, subject to Article 5 herein, and subject to prior approval by the Board (except where the Executive was serving as a director of another company as of the Effective Date), the Executive may serve as a director of other companies and participate in civic, religious, and charitable organizations, so long as such service is not injurious to the Company. The Executive covenants, warrants, and represents that, during the Employment Term, he shall:

  (a)
  Devote his full time and best efforts to the fulfillment of his employment obligations;

  (b)
  Exercise the highest degree of loyalty and the highest standards of conduct in the performance of his duties; and

  (c)
  Do nothing that harms, in any way, the business or reputation of the Company.

        This Section 3.9 shall not be construed as preventing the Executive from investing assets in such form or manner as will not require his services in the daily operations of the affairs of the companies in which such investments are made.

        3.10    Right to Change Plans.    The Company shall not be obligated by reason of any of the provisions of this Article 3, to institute, maintain, or refrain from changing, amending, or discontinuing any compensation or benefit plan, program, or perquisite (including but not limited to, changes in the amount of target annual bonus or target long-term performance incentives), provided that if any changes are made they will apply to the Executive on a basis that is no less favorable to the Executive than when applied to other top executives of the Company.

Article 4. Employment Termination

        4.1    Termination Due to Retirement, Disability, or Death.    In the event the Executive's employment during the Employment Term is terminated by reason of Retirement, Disability, or death, the Executive's benefits shall be determined in accordance with the Company's retirement, survivor's benefits, annual bonus and long-term incentive plans, insurance, and other applicable programs then in effect and shall be paid at such time and in such manner as set forth in the plans or programs governing those benefits subject to compliance with Code Section 409A (including any deferred payment under Section 4.5).

        In addition, upon the effective date of such termination, the Company shall pay to the Executive or his beneficiary or estate, as the case may be, his base salary as earned but unpaid through the effective date of termination. Further, the Executive shall receive all other benefits to which the Executive has a vested right at that time.

        In the event the Executive's employment terminates by reason of Disability or death, the Company shall also pay to the Executive (or the Executive's estate or beneficiaries as the reason may be), within thirty (30) calendar days of the Executive's Separation from Service resulting from such termination, a lump-sum cash amount equal to the product obtained by multiplying (i) fifty percent (50%) of the Executive's target annual bonus under the Company's annual bonus plan in effect for the bonus plan year in which the Executive's date of termination occurs, multiplied by (ii) a fraction, the numerator of which is the number of full completed months in the bonus plan year through the effective date of termination, and the denominator of which is twelve (12). This payment will be in lieu of any other payment to be made to the Executive under such annual bonus plan for such plan year.

        In the event the Executive's employment terminates by reason of Retirement, the Company shall also pay to the Executive, an amount determined in accordance with section 4.3(b) and paid at the time any payments under section 4.3(b) would be payable. This payment will be in lieu of any other payment to be made to the Executive under such annual bonus plan for such plan year.

        The Company's obligation to pay and provide to the Executive base salary, annual bonus, and long-term incentives (as provided in Sections 3.2, 3.3, and 3.4 herein, respectively) shall immediately thereafter expire and, with the exception of the covenants contained in Article 5 herein (which shall survive such termination), the Company and the Executive thereafter shall have no further obligations under this Restated Agreement.

        The provisions of Section 4.3 shall supersede this Section 4.1 in the event that the Company involuntarily terminates the Executive's employment without Cause.

        4.2    Voluntary Termination by the Executive Other Than Retirement or Involuntary Termination for Cause.    The Executive may terminate this Restated Agreement at any time by giving the Board written notice of intent to terminate, delivered at least ninety (90) calendar days prior to the effective date of such termination. The termination automatically shall become effective upon the expiration of the ninety (90) day notice period.

        Nothing in this Restated Agreement shall be construed to prevent the Board from terminating the Executive's employment under this Restated Agreement for "Cause" at any time.

        In the event that the Executive voluntarily terminates employment (other than by Retirement) or if he is involuntarily terminated by the Company for Cause, upon the effective date of such a termination, the Company shall pay to the Executive or his beneficiary or estate, as the case may be, his base salary as earned but unpaid and any accrued vacation time through the effective date of termination. The Executive also shall receive all other benefits to which he has a vested right at that time.

        The Company's obligation to pay and provide the Executive base salary, annual bonus, and long-term incentives (as provided in Sections 3.2, 3.3, and 3.4 herein, respectively) shall immediately expire. With the exception of the covenants contained in Article 5 herein (which shall survive such termination), the Company and the Executive thereafter shall have no further obligations under this Restated Agreement.

        4.3    Involuntary Termination by the Company Without Cause.    The Company may terminate the Executive's employment, as provided under this Restated Agreement, at any time, for any reason other than death, Disability, or for Cause, by notifying the Executive in writing of the Company's intent to terminate, at least thirty (30) calendar days prior to the effective date of such termination. Subject to the payment of the Severance Payments provided below, the termination automatically shall become effective upon the expiration of the thirty (30) calendar day notice period (or such longer period specified in the notice). Thereafter, this Restated Agreement, along with all corresponding rights, duties, and covenants, shall automatically expire. A nonrenewal or nonextension of this Restated Agreement or any term of this Restated Agreement, as described in Article 2 herein, shall not be deemed an involuntary termination under this Section 4.3 and, thereby, shall not trigger the payment of the Severance Payments described below.

        Subject to Section 4.4, in connection with an involuntary termination without Cause under this Section 4.3, the Company shall pay to the Executive and provide the Executive with the following "Severance Payments":

  (a)
  A lump-sum cash amount equal to the Executive's unpaid Base Salary, accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the effective date of the termination (including, but not limited to, annual bonus or performance-based long-term incentives that have been earned, but not paid). Such payment shall constitute full satisfaction for these amounts owed to the Executive.

  (b)
  A lump-sum cash amount equal to the Executive's pro-rata annual bonus under the Company's annual bonus plan in effect for the bonus plan year in which the Executive's date of termination occurs, provided and to the extent that any performance goals upon which such bonus is conditioned are attained. In the event of such attainment, the pro-rata bonus to which the Executive shall become entitled shall be determined by multiplying (i) the actual bonus the Executive would have received based on the attained performance goals had the Executive continued in the Company's employ until the payment date of that bonus (as determined by the Compensation Committee of the Board after applying any negative discretion under the bonus plan) by (ii) a fraction, the numerator of which is the number of full completed months in the bonus plan year through the effective date of termination, and the denominator of which is twelve (12). This payment will be in lieu of any other payment to be made to the Executive under such annual bonus plan for such plan year.

  (c)
  A cash amount equal to the sum of (i) two (2) times the sum of the Executive's Base Salary and (ii) the greater of: (A) one (1) times the Executive's target annual bonus under the Company's annual bonus plan in effect for the bonus plan year in which his employment with the Company terminates; or (B) two (2) times the actual annual bonus earned by the Executive in the bonus plan year prior to the year of employment termination under the annual bonus plan in effect for such prior plan year. For the purposes of this calculation, the Executive's highest Base Salary during the twelve (12) months prior to his termination of employment shall be used.

  (d)
  All long-term incentive awards shall be subject to the treatment provided under the Company's Long-Term Stock Incentive Compensation Program (as amended, or any successor plans thereto) and/or the applicable award agreements thereunder.

  (e)
  A lump sum amount (the "Healthcare Cost") equal to the cost of medical insurance and dental shall be provided to the Executive at the same coverage level (with all premium costs borne by the Company) as in effect as of the date of the Executive's termination for a period of twenty-four (24) months following the Executive's date of termination based on the monthly COBRA cost of such coverage under the Company's medical and dental plans pursuant to Section 4980B of the Code on the Executive's date of termination. In addition, the Company shall pay to the Executive an additional amount sufficient to fully cover the federal, state and local income and employment tax liability attributable to such Healthcare Cost and the additional tax gross-up payment made under this Section 4.3(e). Subject to Section 4.5, such tax gross-up payment shall be paid to or on behalf of the Executive at the time the federal, state and local taxes to which it relates are remitted to the tax authorities.

        Subject to Section 4.5, the payments under Section 4.3(c) and 4.3(e) (other than the tax gross-up payment) shall be made within sixty (60) days following the Executive's Separation from Service provided that if any release is required under Section 9.7 (the "Release") then such Release must become effective during such sixty (60)-day period following any applicable revocation period. Subject to Section 4.5, the payment under Section 4.3(b) shall be made in the year following the year of the Executive's termination but no later than the fifteenth day of the third calendar month of such subsequent year, provided that any required Release has become effective following any applicable revocation period.

        If triggered, the Severance Payments provided under this Section 4.3 shall be in lieu of all other benefits provided to the Executive under the provisions of this Restated Agreement.

        4.4    Coordination with Severance Agreement.    In the event that the Executive receives any severance benefits pursuant to the Severance Agreement, he shall not be entitled to receive the Severance Payments provided for in Section 4.3 herein.

        4.5    Section 409A Delay.    Notwithstanding any provision to the contrary in this Restated Agreement, no payments or benefits to which the Executive becomes entitled under this Restated Agreement in connection with the termination of his employment with the Company shall be made or paid to the Executive prior to the earlier of (i) the first day of the seventh (7th) month following the date of his Separation from Service due to such termination of employment or (ii) the date of his death, if the Executive is deemed, pursuant to the procedures established by the Board in accordance with the applicable standards of Code Section 409A and the Treasury Regulations thereunder and applied on a consistent basis for all for all non-qualified deferred compensation plans subject to Code Section 409A, to be a "specified employee" at the time of such Separation from Service and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments deferred pursuant to this Section 4.5 shall be paid in a lump sum to the Executive, and any remaining payments due under this Restated Agreement shall be paid in accordance with the normal payment dates specified for them herein. To the extent the payment of any cash amounts to which the Executive becomes entitled under this Restated Agreement is deferred pursuant to the provisions of this Section 4.5, then the Executive shall be entitled to interest on those cash amounts, for the period the payment of such amounts is so deferred, with such interest to accrue at the prime rate then in effect from time to time during that period and to be paid in a lump sum upon the expiration of the deferral period.

Article 5. Restrictive Covenants

        5.1    Disclosure of Information.    Without the prior written consent of the Company, or except to the extent required in the good faith execution of his duties with the Company, the Executive shall not, at any time, directly or indirectly, use, attempt to use, disclose, or otherwise make known to any person or entity (other than the Board):

  (a)
  Any confidential or proprietary knowledge or information, including without limitation, lists of customers or suppliers, trade secrets, know-how, inventions, discoveries, processes, and systems, as well as any data and records pertaining thereto, which the Executive may acquire in the course of his employment.

  (b)
  Any confidential or proprietary knowledge or information of a confidential nature (including, but not limited to, all unpublished matters) relating to, without limitation, the business, properties, accounting, books and records, computer systems and programs, trade secrets, or memoranda of the Company or a Subsidiary.

        5.2    Employment.    Without the prior written consent of the Company, during the Employment Term, and for a period of twenty-four (24) calendar months following the Executive's employment termination for any reason, the Executive shall not, directly or indirectly employ or retain or solicit for employment or arrange to have any other person, firm, or other entity employ or retain or solicit for employment or otherwise participate in the employment or retention of any person who is an employee or consultant of the Company or any Subsidiary.

        5.3    Nondisparagement.    Without the prior written consent of the Company, or except to the extent required in the good faith execution of his duties with the Company, the Executive shall not, at any time, directly or indirectly, make statements or representations, or otherwise communicate, in writing, orally, or otherwise, or take any action that may disparage or be damaging to the Company or any Subsidiary or their respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this Restated Agreement shall preclude Executive from making truthful statements or disclosures that are required by applicable law, regulation or legal process.

        5.4    Acknowledgement of Covenants.    The Company and the Executive acknowledge that the Executive's services are of a special, extraordinary, and intellectual character which gives him unique value, and that the business of the Company and its Subsidiaries is highly competitive, and that violation of any of the covenants provided in this Article 5 would cause immediate, immeasurable, and irreparable harm, loss, and damage to the Company and/or a Subsidiary not adequately compensable by a monetary award. The Executive acknowledges that the time and scope of activity restrained by the provisions of this Article 5 are reasonable and do not impose a greater restraint than is necessary to protect the goodwill of the Company's business and/or that of any Subsidiary. The Executive further acknowledges that he and the Company have negotiated and bargained for the terms of this Restated Agreement, and that the Executive has received adequate consideration for entering into this Restated Agreement. In the event of any such breach or threatened breach by the Executive of any one or more of such covenants, the Company shall be entitled to such equitable and injunctive relief as may be available to restrain the Executive from violating the provisions hereof. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages and the immediate termination of the employment of the Executive hereunder.

        5.5    Enforceability.    If any court determines that the foregoing covenant, or any part thereof, is unenforceable because of the duration or scope of such provision, or for any other reason, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

Article 6. Indemnification

        The Company hereby covenants and agrees to indemnify and hold harmless the Executive fully, completely, and absolutely against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including attorneys' fees), losses, and damages resulting from the Executive's good faith performance of his duties and obligations under the terms of this Restated Agreement, to the maximum extent permitted under applicable law.

Article 7. Assignment

        7.1    Assignment by the Company.    The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the assets of the Company by agreement, in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Restated Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed, this Restated Agreement shall be binding upon any successor in accordance with the operation of law and such successor shall be deemed the "Company" for purposes of this Restated Agreement.

        Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Restated Agreement and shall immediately entitle the Executive to the Severance Payments as provided in Section 4.3.

        Except as herein provided, this Restated Agreement may not otherwise be assigned by the Company.

        7.2    Assignment by Executive.    This Restated Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive should die while any amounts payable to the Executive hereunder remain outstanding, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Restated Agreement to the Executive's beneficiary, devisee, legatee, or other designee or, in the absence of such designee, to the Executive's estate.

        The Executive shall not assign any obligations or responsibilities he has under this Restated Agreement.

Article 8. Dispute Resolution and Notice

        8.1    Dispute Resolution.    The Executive shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Restated Agreement settled by arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of the Company's principal place of business, in accordance with the rules of the American Arbitration Association then in effect. The Executive's election to arbitrate, as herein provided, and the decision of the arbitrators in that proceeding, shall be binding on the Company and the Executive.

        Judgment may be entered on the award of the arbitrator in any court having jurisdiction. All expenses of such arbitration, including the fees and expenses of the counsel for the Executive, shall be borne by the Company.

        8.2    Payment of Legal Fees.    Unless a court shall find the Executive's claim to be arbitrary and capricious, the Company shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses which are incurred in good faith by the Executive (or the Executive's estate or beneficiaries as the case may be) as a result of the Company's refusal to provide the benefits to which the Executive becomes entitled under this Restated Agreement, or as a result of the Company's (or any third party's)

contesting the validity, enforceability, or interpretation of the Restated Agreement, or as a result of any conflict between the parties pertaining to this Restated Agreement.

        8.3    Notice.    Any notices, requests, demands, or other communications provided for by this Restated Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its principal offices.

Article 9. Miscellaneous

        9.1    Entire Agreement.    This Restated Agreement supersedes any prior agreements or understandings, oral or written, between the parties hereto (including the Prior Employment Agreement) and contains the entire understanding of the Company and the Executive with respect to the subject matter hereof.

        9.2    Modification.    This Restated Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

        9.3    Severability.    If any provision of this Restated Agreement or the application thereof is held invalid, such invalidity shall not affect other provisions or applications of the Restated Agreement that can be given effect without the invalid provision or application and, to such end, the provisions of this Restated Agreement are declared to be severable.

        9.4    Counterparts.    This Restated Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Restated Agreement.

        9.5    Tax Withholding.    The Company may withhold from any benefits payable under this Restated Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

        9.6    Beneficiaries.    The Executive may designate one or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Restated Agreement. Such designation must be in the form of a signed writing acceptable to the Board or the Board's designee. The Executive may make or change such designation at any time.

        9.7    Waiver of Claims.    At its discretion, the Company may require the Executive to sign a waiver of all legal claims against the Company or any Subsidiary upon the Executive's employment termination. Such waiver must be executed and delivered by the Executive to the Company within twenty-one (21) days (or within forty-five (45) days if such longer period is required under applicable law) following such termination.

        9.8    Governing Law.    To the extent not preempted by federal law, the provisions of this Restated Agreement shall be construed and enforced in accordance with the laws of the state of Delaware without giving effect to principles of conflicts of laws.

        9.9    Compliance with 409A.    This Restated Agreement is intended to comply with the requirements of Section 409A of the Code. Accordingly, all provisions herein shall be construed and interpreted to comply with Code Section 409A and if necessary, any such provision shall be deemed amended to comply with Code Section 409A and the regulations thereunder.

        9.10    Right to Advice of Counsel.    The Executive acknowledges that he has had the right to consult with counsel and is fully aware of his rights and obligations under this Restated Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Restated Agreement, as of the Effective Date.

ATTEST		Edwards Lifesciences Corporation
By:	/s/ Bruce P. Garren	By:	/s/ Robert C. Reindl
		Title:	Corporate Vice President, Human Resources
Executive:
/s/ Michael A. Mussallem Michael A. Mussallem

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  Exhibit 10.2
Amended and Restated Employment Agreement for Michael A. Mussallem
Contents
Amended and Restated Employment Agreement for Michael A. Mussallem Edwards Lifesciences Corporation